SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934


          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]

          Check the appropriate box:

          [X]   Preliminary Proxy Statement   [ ]   Confidential,  for  Use
                                                    of Commission
                                                    Only  (as  permitted by
                                                    Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
                  Section 240.14a-12

                          Century Telephone Enterprises, Inc.
               _______________________________________________________
                   (Name of Registrant as Specified In Its Charter)

             Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
      ________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

          Payment of Filing Fee (Check the appropriate box):

          [X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
                  14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ]   $500 per each party to the controversy pursuant to Exchange
                  Act Rule 14a-6(i)(3).
          [ ]   Fee computed on table below per Exchange Act Rules 14a-
                  6(i)(4) and 0-11.

                1) Title of each class of securities to which transaction applies:


                2) Aggregate number of securities to which transaction applies:


                3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                4)    Proposed maximum aggregate value of transaction:


          [ ]   Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                1)    Amount Previously Paid:


                2)    Form, Schedule or Registration Statement No.:


                3)    Filing Party:


                4)    Date Filed:




                                              Preliminary Copy Filed With
                                       the Commission on February 6, 1995



                            [CTEI LETTERHEAD]



Dear Shareholder:

        The enclosed proxy card solicited on behalf of the Board of Directors of Century Telephone Enterprises, Inc. (the "Company") indicates the number of votes that you will be entitled to cast at the Company's Annual Meeting of Shareholders to be held May 11,
1995 (the "Annual Meeting"), according to the stock records of the Company. The Company's Articles of Incorporation, the relevant provisions of which are printed on the reverse side of this letter, provide that each voting share of the Company that has been "beneficially owned" continuously since May 30, 1987 entitles the holder thereof to ten votes, subject to compliance with certain procedures; each other voting share entitles the holder thereof to one vote. In general, shares registered in the name of any natural person or estate that are represented by certificates dated prior to May 30, 1987 are presumed to have ten votes per share. All other shares are presumed to have only one vote per share.

        The Articles of Incorporation, however, set forth a list of circumstances in which the foregoing presumption may be refuted. Please review the provisions on the reverse side of this letter and, if you believe that the information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, send a letter to the Company at the above address briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

        The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will promptly advise each shareholder concerned of its decision with respect thereto, although in many cases the Company will not have time to inform a shareholder of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company's voting procedures, please call the Company at (318) 388-9500.





                                        Clarke M. Williams
                                        Chairman of the Board
March _____, 1995



                                              Preliminary Copy Filed With
                                       the Commission on February 6, 1995

                            [CTEI LETTERHEAD]


Dear Shareholder:

        The enclosed proxy card solicited on behalf of the Board of Directors for Century Telephone Enterprises, Inc. (the "Company") indicates the number of shares that you will be entitled to have voted at the Company's Annual Meeting of Shareholders to be held May 11, 1995 (the "Annual Meeting"), according to the records of your broker, bank or other nominee.

        The Company's Articles of Incorporation, the relevant provisions of which are printed on the reverse side of this letter, provide that each voting share of the Company that has been "beneficially owned" continuously since May 30, 1987 entitles the holder thereof to ten votes, subject to compliance with certain procedures; each other voting share entitles the holder thereof to one vote. All shares held through a broker, bank or other nominee, however, are presumed to have one vote per share. The Articles of Incorporation set forth a list of circumstances in which this presumption may be refuted by the person who has held all of the attributes of beneficial ownership referred to in Paragraph 3 of the voting provisions printed on the reverse side of this letter since May 30, 1987. Please review those provisions and, if you believe that some or all of your shares are entitled to ten votes, you may follow one of the two procedures outlined below.

        First, you may write a letter to the Company at the above address describing the reasons for your belief. The letter should contain your name (unless you prefer to remain anonymous), the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since May 30, 1987. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since May 30, 1987. In either case, your letter should indicate how you wish to have your shares voted at the Annual Meeting so that, once a determination as to voting power is made, your votes may be counted.

        The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will promptly advise each beneficial owner or nominee, as the case may be, concerned of its decision with respect thereto, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. In limited circumstances, the Company may require additional information before a determination will be made. If you have any questions about the Company's voting procedures, please call the Company at (318) 388-9500.


                                        Clarke M. Williams
                                        Chairman of the Board

March _____, 1995


                                              Preliminary Copy Filed With
                                       the Commission on February 6, 1995

                            [CTEI LETTERHEAD]





Dear Participants in the Company's Stock Bonus Plan, Employee
   Stock Ownership Plan, Dollars & Sense Plan or Retirement
   Savings Plan for Bargaining Unit Employees:

        As a participant in one or more of the above-listed plans you are entitled to direct the exercise of voting power with respect to shares of the Company's Common Stock held in such plans. If you choose to do so, all of your instructions (subject to certain limited exceptions) will be deemed to be made by you in your capacity as a "named fiduciary" under the plans, which require you to direct your votes in a manner that you believe to be prudent and in the best interests of the participants of each respective plan. If you wish to direct the exercise of such voting power in such manner, please complete and return the enclosed voting instruction cards no later than the close of business on May 9, 1995 in accordance with the accompanying instructions.

        Most of you will receive the attached proxy materials of the Company from both (i) Regions Bank of Louisiana ("Regions
Bank"), which is the trustee for the Company's Stock Bonus and Employee Stock Ownership Plans, and (ii) Wells Fargo Bank,
National Association ("Wells Fargo"), which is the trustee for the Company's Dollars & Sense and Retirement Savings Plans. To ensure that your voting instructions are counted, please carefully review the instructions separately provided by each such trustee.
It is important that all voting instruction cards relating to the Stock Bonus or Employee Stock Ownership Plans are returned ONLY to
Regions Bank and that all voting instruction cards relating to the Dollars & Sense and Retirement Savings Plans are returned ONLY to Wells Fargo.

        If after reading the accompanying instructions you have any questions regarding the enclosed voting instruction cards, please contact the trustee responsible for administering the plan or plans to which your questions relate.





                                                Clarke M. Williams
                                                Chairman of the Board






March _____, 1995


                                              Preliminary Copy Filed With
                                       the Commission on February 6, 1995

                   CENTURY TELEPHONE ENTERPRISES, INC.
                             P. O. Box 4065
                        Monroe, Louisiana  71211

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
     CENTURY TELEPHONE ENTERPRISES, INC.

        The Annual Meeting of Shareholders of Century Telephone
Enterprises, Inc. (the "Company") will be held at 2:00 p.m., local time, on May 11, 1995, at the Holiday Inn Professional
Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana, for the following purposes:

        1.      To elect five Class I directors;
        2. To consider and vote upon amendments to the Company's articles of incorporation to:
                (a) increase the number of authorized shares of common stock from 100 million to 175 million shares;
                (b) require shareholders to provide advance notice of their intentions to nominate directors or bring other matters before shareholders' meetings;
                (c) clarify, and in certain limited instances expand, the protections currently afforded under the Company's "fair price" article; and
                (d) add, delete or revise certain other articles principally for the purpose of clarifying, simplifying and updating the articles, all as described further in the accompanying proxy statement.
        3. To consider and vote upon a proposal to approve the Company's 1995 Incentive Compensation Plan as set forth in the accompanying proxy statement; and
        4. To transact such other business as may properly come before the meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 13, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and all adjournments thereof.

                                By Order of the Board of Directors



                                         HARVEY P. PERRY
                                            Secretary


Dated:  March _____, 1995



                ________________________________________

SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO ATTEND, IT IS IMPORTANT THAT YOU PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU PLAN TO ATTEND AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.
                ________________________________________



                                              Preliminary Copy Filed With
                                       the Commission on February 6, 1995

                 CENTURY  TELEPHONE  ENTERPRISES,  INC.

                          ____________________

                            PROXY  STATEMENT
                        (dated March _____, 1995)

                          ____________________

                    ANNUAL  MEETING  OF  SHAREHOLDERS

                         TO BE HELD MAY 11, 1995



        This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Century Telephone Enterprises, Inc. (the "Company") for use at its annual meeting of shareholders to be held at the time and place set forth in the accompanying notice, and at any adjournments thereof (the "Meeting"). This proxy statement is first being mailed to shareholders of the Company on or about March
____, 1995.

        On March 13, 1995, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding __________ shares of common stock (the "Common Stock") and [18,162] shares of preferred stock that votes together with the Common Stock as a single class (collectively, "Voting Shares"). The Company's
Restated Articles of Incorporation (the "Articles") generally provide that holders of Voting Shares that have been beneficially owned continuously since May 30, 1987 are entitled to cast ten votes per share, subject to compliance with certain procedures. Article III of the Articles and the voting procedures adopted thereunder contain several provisions governing the voting power of the Voting
Shares, including a presumption that each Voting Share held by nominees or by any holder other than a natural person or estate entitles such holder to only one vote, unless the record holder thereof furnishes the Company with evidence to the contrary.
Applying the presumptions described in Article III, the Company's records indicate that __________ votes are entitled to be cast at the Meeting. All percentages of voting power set forth in this proxy statement have been calculated based on such number of votes.

        The Company will pay all expenses of soliciting proxies for the Meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by the Company's directors, officers and employees, who will not be additionally compensated therefor. The Company will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward proxy materials to their principals and request authority for the execution of proxies, for which the Company will reimburse them for expenses incurred in connection therewith. The Company has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies, for which it will be paid a fee of $7,500 and will be reimbursed for certain out-of-pocket expenses.


                       ELECTION OF DIRECTORS

        The Articles authorize a board of directors of 14 members divided into three classes. Members of the respective classes hold office for staggered terms of three years, with one class elected at each annual shareholders' meeting. Five Class I directors will be elected at the Meeting. Unless authority is withheld, all votes attributable to the shares represented by each duly executed and delivered proxy will be cast for the election of each of the five below-named Class I nominees, each of whom has been recommended for election by the Board's Nominating Committee.
If for any reason any proposed nominee should decline or become unable to stand for election as a director, which is not anticipated, votes will be cast instead for another candidate designated by the Board, without resoliciting proxies.

        The following provides certain information with respect to each proposed nominee and each other director whose term will continue after the Meeting, including his beneficial ownership of shares of Common Stock determined in accordance with Rule 13d-
3 of the Securities and Exchange Commission ("SEC"). Unless otherwise indicated, (i) all information is as of the Record Date, (ii) each person has been engaged in the principal occupation shown for more than the past five years and (iii) shares beneficially owned are held with sole voting and investment power. None of the persons named below beneficially owns Voting Shares entitling him to vote in excess of 1% of the total voting power.

_______________________________________________________________________

Class I Directors (for term expiring in 1998):

_______________________________________________________________________


                  William R. Boles, Jr., age 38; a director since 1992;
                  Vice President and a director and practicing attorney
                  with Boles, Boles & Ryan, a professional law
   Director       corporation.
    Photo
                  Committee Memberships:  Insurance Evaluation

                  Shares Beneficially Owned:  2,054

_______________________________________________________________________


                  W. Bruce Hanks, age 40; a director since 1992;
                  President-Telecommunications Services of the Company
                  (or a comparable predecessor position) since July 1989.
   Director
    Photo         Committee Memberships:   Insurance Evaluation

                  Shares Beneficially Owned:   ____________<FN1>

_______________________________________________________________________


                  C. G. Melville, Jr., age 54; a director since 1968;
                  private investor; restaurant proprietor from March
                  1991 to July 1992; President, Melville Equipment,
   Director       Inc., a distributor of marine and industrial
    Photo         equipment, prior to March 1991.

                  Committee Memberships:  Audit; Nominating

                  Shares Beneficially Owned:   15,033

_______________________________________________________________________


                  Glen F. Post, III, age 42; a director since 1985;
                  Vice Chairman of the Board and Chief Executive
                  Officer of the Company since 1992 and President since
   Director       1990; Chief Operating Officer from 1988 to 1992.
    Photo
                  Committee Membership:  Executive

                  Shares Beneficially Owned:   ____________<FN1>

_______________________________________________________________________


                  Clarke M. Williams, age 73; a director since 1968;
                  Chairman of the Board; Chief Executive Officer from
                  the Company's incorporation in 1968 to 1989 and from
   Director       1990 to 1992.  Mr. Williams, who is the father-in-law
    Photo         of Harvey P. Perry, founded the Company's telephone
                  business in 1946.

                  Committee Membership:   Executive (Chairman)

                  Shares Beneficially Owned:  ____________<FN1>

_______________________________________________________________________

The Board unanimously recommends a vote FOR each of these proposed nominees.
_______________________________________________________________________
_______________________________________________________________________

Class II Directors (term expires in 1996):
_______________________________________________________________________

                  Virginia Boulet, age 41; a director since January
                  1995(2); Partner, Phelps Dunbar, L.L.P., a law firm,
                  since March 1992; Partner, Jones, Walker, Waechter,
   Director       Poitevent, Carrere & Denegre, L.L.P., a law firm,
    Photo         from January 1989 to March 1992.

                  [Committee Memberships:]

                  [Shares Beneficially Owned:]

_______________________________________________________________________


                  Ernest Butler, Jr., age 66; a director since 1971; Executive Vice President and Director, Stephens Inc., an investment banking firm.

   Director       Committee Memberships:   Audit; Compensation (Chairman);
    Photo                                  Shareholder Relations
                                           (Chairman)

                  Shares Beneficially Owned:  337

_______________________________________________________________________

                  James B. Gardner, age 60; a director since 1981;
                  Managing Director of a division of Service Management
                  Company, a financial services firm, and
                  Chairman of a division of Affiliated Computer Service,
                  Inc., a data services provider, since May 1994;
                  President and Chief Executive Officer, Pacific
                  Southwest Bank, F.S.B. from November 1991 to April
                  1994; from March 1991 to November 1991, Chairman of
   Director       the Board and President of Elm Interests, Inc., a
    Photo         corporation formed to acquire and operate Bluebonnet
                  Savings Bank, F.S.B.; President and Chief Executive
                  Officer of Marquette National Life Insurance Company and an officer of its parent corporation from August
                  1990 to March 1991; served from July 1987 to August
                  1990 as an executive officer of either Bank One, Texas, N.A., MBank Dallas, N.A. or the federal bridge bank organized to acquire MBank Dallas, N.A.
                  Mr. Gardner has also been a director of Ennis Business
                  Forms, Inc. since 1970.

                  Committee Memberships:   Executive; Audit; Compensation

                  Shares Beneficially Owned:   1,012

_______________________________________________________________________

                  R. L. Hargrove, Jr., age 63; a director since 1985;
                  certified public accountant; retired as Executive
                  Vice President of the Company in 1987.
   Director
    Photo         Committee Memberships:   Executive; Audit; Shareholder
                                           Relations

                  Shares Beneficially Owned:  29,987

_______________________________________________________________________

                  Johnny Hebert, age 66; a director since 1968; private
                  investor; retired as Vice President of River City
                  Electric, an electrical contracting firm, during 1994.
   Director
    Photo         Committee Memberships:   Audit; Nominating (Chairman);
                                           Insurance Evaluation (Chairman)

                  Shares Beneficially Owned:   3,162<FN3>

_______________________________________________________________________

Nominees for Election as Class III Directors (term expires in 1997):
_______________________________________________________________________

                  Calvin Czeschin, age 59; a director since 1975;
                  President and Chief Executive Officer of Yelcot
                  Telephone Company, Czeschin Chrysler, Inc. and
   Director       ComputerMart, Inc.
    Photo
                  Committee Memberships:   Executive; Audit (Chairman)

                  Shares Beneficially Owned:   110,332<FN4>

_______________________________________________________________________


                  F. Earl Hogan, age 73; a director since 1968; Managing Partner of EDJ Farms Partnership, a farming enterprise.

   Director       Committee Memberships:   Executive; Audit; Insurance
    Photo                                  Evaluation

                  Shares Beneficially Owned:   17,600

_______________________________________________________________________

                  Harvey P. Perry, age 50; a director since 1990; Senior
                  Vice President, Secretary and General Counsel of the
                  Company.  Mr. Perry is the son-in-law of Clarke M.
   Director       Williams.
    Photo
                  Committee Membership:    Executive

                  Shares Beneficially Owned:   ___________<FN1><FN5>

_______________________________________________________________________


                  Jim D. Reppond, age 53; a director since 1986; Vice
                  President of the Company since January 1, 1995;
                  President-Telephone Group of the Company (or a
   Director       comparable predecessor position) from May 1987 to
    Photo         December 31, 1994.

                  Committee Memberships:   Executive; Insurance
                                           Evaluation

                  Shares Beneficially Owned:  ____________<FN1>

_______________________________________________________________________


<FN1>  Includes (i) shares of restricted stock issued under, and subject to the restrictions of, the Company's incentive compensation plans ("Restricted Stock"), (ii) shares ("Option Shares") that the below-named individuals have the right to acquire within
       60 days of the Record Date pursuant to options granted under the Company's 1988 and 1990 Incentive Compensation
       Programs and (iii) shares (collectively, "Plan Shares")
       allocated to such individuals' accounts as of December 31,
       1994 under the Company's Stock Bonus Plan and Employee
       Stock Ownership Plan ("ESOP"), and as of the Record Date
       under the Company's Dollars & Sense Plan ("401(k) Plan"),
       as follows:
                               Restricted
            Name                 Stock        Option Shares     Plan Shares
      _________________      _____________   _______________   _____________

      W. Bruce Hanks

      Glen F. Post, III

      Clarke M. Williams

      Harvey P. Perry

      Jim D. Reppond

<FN2> Ms. Boulet replaced Tom S. Lovett, who retired as a Class II
      Director in January 1995.

<FN3> Includes 750 shares owned by Mr. Hebert's wife, as to which he disclaims beneficial ownership.

<FN4> Includes 5,332 shares owned by Mr. Czeschin's wife, as to which he disclaims beneficial ownership.

<FN5> Includes 12,335 shares owned by Mr. Perry's wife, as to which he disclaims beneficial ownership, and 543 shares held as custodian for the benefit of his children.

                           ___________________

Meetings and Certain Committees of the Board

        During 1994 the Board held four regular meetings and one special meeting.

        The Board's Executive Committee, which met five times during 1994, is authorized to exercise all the powers of the Board to the extent permitted by law.

        The Board's Audit Committee meets with the Company's independent and internal auditors and the Company's personnel responsible for preparing its financial reports and is responsible for reviewing the scope and results of the auditors' examination of the Company, discussing with the auditors the scope, reasonableness and adequacy of internal accounting controls, considering and recommending to the Board a certified public accounting firm for selection as the Company's independent auditors, and directing and supervising any special investigations as instructed by the Board.
The Audit Committee held three meetings during 1994.

        The Board's Nominating Committee, which held three meetings in 1994, is responsible for recommending to the Board both a proposed slate of nominees for election as directors and the individuals proposed for appointment as officers.

        The Board's Compensation Committee, which is described further below, held four meetings during 1994.

Director Compensation

        Each director who is not an employee of the Company is paid an annual fee of $21,000 plus $1,500 for attending each regular Board meeting, $2,000 for attending each special Board meeting and $750 for attending each meeting of a Board committee. Each director is also reimbursed for expenses incurred in attending meetings.

        Under the Company's Outside Directors' Retirement Plan, non-employee directors who have completed five years of Board service are entitled to receive, upon normal retirement, monthly payments that on a per annum basis equal the director's annual rate of compensation for Board service at retirement plus the fee payable for attending one special board meeting. In addition, this plan provides certain disability and preretirement death benefits.

            PROPOSALS TO APPROVE AMENDMENTS TO THE COMPANY'S
                        ARTICLES OF INCORPORATION

        The Board of Directors of the Company has approved a number of amendments to the Company's Restated Articles of Incorporation (the "Articles") and has directed that they be submitted to a vote of the shareholders at the Meeting in the form of four separate proposals (the "Amendment Proposals"), each of which is further described below.

        To be adopted, each Amendment Proposal must receive the affirmative vote of holders of two-thirds of the voting power present or represented at the Meeting, except for Amendment Proposal No. 3 described below, which must receive the affirmative vote of the holders of a majority of the Company's total voting power. Each Amendment Proposal will be voted upon independently, and the adoption of none of the Amendment
Proposals is contingent upon the adoption of any other. The Company anticipates that the Amendment Proposals, if adopted by the shareholders, will become effective immediately after the Meeting.

        In connection with formulating the Amendment Proposals, the Board in certain instances has grouped together into a single proposal interrelated recommendations that have been proposed for substantially similar reasons or purposes. In such instances, shareholders should weigh the merits of each element of the Amendment Proposal before voting on the proposal as a whole.
The only way to defeat a particular portion of an Amendment
Proposal as to which a shareholder is opposed is to defeat the entire proposal.

        THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT
PROPOSALS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS
SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF EACH. The following discussion is qualified in its entirety by reference to Exhibit A hereto, which contains the text of the Articles after giving effect to the Amendment Proposals.

Certain General Effects of the Amendment Proposals

        Certain of the Amendment Proposals seek to clarify, modify or expand provisions currently contained in the Articles that are intended to encourage any person desiring to acquire a controlling interest in the Company to do so through a transaction negotiated with the Company's Board of Directors rather than through a hostile takeover attempt. These currently-existing provisions are intended to assure that any acquisition of control of the Company will be subject to review by the Board to take into account, among other things, the interests of all of the Company's shareholders. However, some shareholders may find these provisions to be disadvantageous to the extent that they could limit or preclude meaningful shareholder participation in certain transactions and render more difficult or discourage certain takeovers in which shareholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions might further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the Company's voting stock or other attempts to influence or replace the Company's incumbent management.

        Among the principal measures previously adopted by the Company that are intended to encourage persons to negotiate with the Board are (i) the Company's rights agreement, pursuant to which the Company has issued preferred stock purchase rights, each of which entitles the holder, subject to certain exceptions, to purchase shares of the Company's preferred stock upon the occurrence of certain events, including the acquisition by an unaffiliated person of 15% or more of the outstanding Common
Stock or the announcement of an offer that could result in the offeror acquiring 30% or more of the outstanding Common Stock,
(ii) a time-phased voting system that, subject to certain exceptions, entitles the holder of each outstanding Voting Share beneficially owned by the same person continuously since May 30, 1987 to cast ten votes with respect to matters submitted to the shareholders for their consideration, (iii) a section of the Articles (the "Fair Price Article") that requires various corporate actions involving an Interested Shareholder (which is defined below) to be approved by, among other votes, the holders of 80% of the Company's total voting power and 66 2/3% of the total voting power excluding shares held by the Interested Shareholder and his affiliates, unless, among other exceptions, the transaction satisfies certain minimum price, form of consideration and procedural requirements, and (iv) provisions in the Articles that require the Board of Directors, when considering a tender offer, exchange offer or similar transactions, to consider, among other factors, the social and economic effects of the proposal on the Company, its subsidiaries, and their respective employees, customers, creditors and communities.

        In addition, (i) the Articles currently provide for a classified board, authorize the issuance of "blank check" preferred stock, restrict the ability of shareholders to call special shareholders' meetings or act by written consent, require supermajority votes to effect certain corporate actions, and limit the ability of shareholders to recover monetary damages from directors and officers, (ii) the Company has entered into severance agreements with each of its executive officers and indemnification agreements with each of its officers and directors, and (iii) approximately _____% of the Company's total voting power is held by the trustee for two of the Company's employee benefit plans, each of which require the Trustee to cast such voting power as directed by the plan's participants in the manner described further herein. Each of these may be deemed to have certain anti-takeover effects.

        The Amendment Proposals have not been proposed in response to any pending or threatened contest for the election of directors or control of the Company and the Board has no reason to believe that any person is currently planning any transactions that would have such effects.

Amendment Proposal No. 1 - Increase of the Authorized Common Stock

        General. The Company is currently authorized under the Articles to issue up to 100 million shares of Common Stock. As of the Record Date, __________ shares of Common Stock were outstanding or reserved for issuance. As described further below, the Board believes that the current amount of unreserved shares of Common Stock available for issuance in the future is inadequate. Accordingly, the Board proposes to amend the Articles to increase the authorized number of shares of Common Stock from 100 million to 175 million.

        Purposes and Effects of the Proposal. This Proposal is intended to increase the Company's flexibility by increasing the number of shares of Common Stock that can be issued without further shareholder approval. The Board believes that the adoption of this Proposal will enable the Company promptly and appropriately to respond to business opportunities, such as opportunities to raise additional equity capital or to finance acquisitions with Common Stock, and to issue additional shares in connection with stock splits, stock dividends and employee benefit plans. Given the limited number of shares currently available for issuance, the Company may not be able in the future to effect certain of these transactions without obtaining shareholder approval for an increase in the authorized number of shares of Common
Stock. For instance, the Company is currently unable to effect a two-for-one stock split without shareholder approval. The cost, prior notice requirements and delay involved in obtaining shareholder approval at the time that corporate action may become desirable could eliminate the opportunity to effect the action or reduce the anticipated benefits.

        Although the Company is continually reviewing various acquisitions and other transactions that could result in the issuance of shares of the of the Company's capital stock, the Board of Directors has no present plans to issue additional shares of capital stock except for shares of Common Stock as may be required in connection with (i) the conversion of outstanding convertible securities, (ii) issuances pursuant to currently outstanding options and other equity incentives, and (iii) issuances pursuant to the Company's dividend reinvestment plan, employee stock purchase plan, restricted stock plan or other employee benefit plans.
Although the Company has no current plans to declare a stock split or stock dividend, the Company has declared three stock splits (effected as stock dividends) since June 1988 and may from time to time consider additional splits or dividends if the circumstances warrant.

        The additional shares of Common Stock proposed to be authorized, together with existing authorized and unissued shares, generally will be available for issuance without any requirement for further shareholder approval, unless shareholder action is required by applicable law or by the rules of the New York Stock Exchange or of any other stock exchange on which the Common Stock may then be listed. Although the Board will authorize the issuance of additional shares only when it considers doing so to be in the best interest of shareholders, the issuance of additional Common Stock may, among other things, have a dilutive effect on earnings per share of Common Stock and on the voting rights of holders of Voting Shares. Shareholders of the Company do not have any preemptive rights to subscribe for additional shares of Common
Stock that may be issued. In addition, although the Board has no current plans to do so, shares of Common Stock could be issued in various transactions that would make a change in control of the Company more difficult or costly and, therefore, less likely. For example, shares of Common Stock could be sold privately to purchasers who might support the Board in a control contest or to dilute the voting or other rights of a person seeking to obtain control. However, as indicated above, the Company is not aware of any effort by anyone to obtain control of the Company, and the Company has no present intention to use the increased shares of authorized Common Stock for any such purposes.

       The Board of Directors unanimously recommends that you vote for this Proposal.

Amendment Proposal No. 2 - Addition of New Article Relating to Shareholder Nominations and Proposals

        The Company's Board of Directors recommends that the Articles be amended to add new Article VI(C) (the "Advance
Notice Article"), which generally provides that shareholders who wish to nominate directors or submit other matters for consideration at shareholders' meetings must provide advance notice to the Company. The full text of this Article, as proposed to the shareholders for adoption, is included in Exhibit A.

        Description of Proposal. As proposed, the Advance Notice Article provides that nominations for the election of directors and proposals to bring other matters before a shareholders' meeting may be made by the Board of Directors or voting shareholders of record. Under this Article, shareholders intending to make a nomination or bring any other matter before a shareholders' meeting must furnish timely written notice. To be timely, the notice must be received by the Company not less than 60 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting, subject to certain exceptions applicable principally to special meetings.

        The notice to the Company from a shareholder intending to nominate a person for election as a director or to propose other matters at a shareholders' meeting must contain certain information, including the name, age and address of the shareholder proposing such action and any persons acting in concert with such shareholder, a representation by such shareholder that such shareholder is a holder of record of the Company's capital stock and intends to appear at the meeting in person to make the nomination or bring up the specified matter. In the case of nominations for directors, the notice must also include (i) the name, age, address and principal occupation of each nominee, (ii) a description of all arrangements between the nominating shareholder and each nominee, (iii) other information required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission (including information concerning whether such nominee has been involved in certain proceedings which may be material to an evaluation of the nominee's ability or integrity), and (iv) the consent of each nominee to serve as director of the Company if elected and an affidavit that such nominee meets the qualifications specified in newly-proposed Article IV(F) (the "Proposed Qualifications"), which the Board has recommended for approval at the Meeting. See "- Amendment Proposal No. 4 -
Other Changes to Articles -- Directors' Qualifications." In the case of other proposed business, the shareholder's notice must set forth a description of the business, the reasons for conducting such business at the meeting and any material interest of the shareholder therein. The chairman of the meeting will have the power to disregard any nomination or other matter that fails to comply with these proposed procedures.

        With respect to proposals by shareholders to propose matters other than the nomination of directors, the Advance Notice Article provides that only the first ten proposals of which the Company receives sufficient notice will be recognized. In addition, the Company would be authorized under the Article to disregard proposals that (i) are substantially duplicative of a prior-received proposal to be voted upon at an upcoming meeting, (ii) deal with substantially the same subject matter as a prior proposal that was voted upon within the preceding five years and which failed to receive affirmative votes in excess of certain specified levels which range, depending on the circumstances, between 3% and 10%, or
(iii) in the judgment of the Board of Directors, are not proper subjects for action by shareholders under Louisiana law.

        Reasons For and Effects of the Proposal. Currently neither the Articles nor the Bylaws prescribe any procedures governing the shareholders' rights to nominate directors or bring other matters before shareholders' meetings. Subject to certain restrictions under Louisiana law, currently the Company's shareholders can nominate directors or propose other matters from the floor at a shareholders' meeting, without prior notice to the Board or other shareholders.

        The Advance Notice Article will afford the Board an opportunity to consider in an orderly and informed manner the qualifications of proposed nominees and the merits of any other proposed business, and, to the extent it deems it necessary or desirable, to advise shareholders and make recommendations or propose alternatives with respect thereto. The Board believes the Advance Notice Article will further the objectives of the Board to identify candidates who have the experience, qualifications and proven accomplishments to effectively serve the Company and to identify other proposals that may advance the best interest of the Company and its shareholders. The Board believes that it is advantageous to be able to consider in advance the qualifications of any proposed nominee and the merits of any other proposed business, as opposed to being confronted with unexpected nominations or proposals at or shortly before the meeting. Moreover, by permitting the Company to disregard matters that are belated, duplicative or otherwise not in accordance with the Article's terms and conditions, the Board believes the Article will facilitate orderly and constructive shareholders' meetings.

        As indicated above, the Advance Notice Article will enable the Board of Directors to disregard a timely-received proposal if it is substantially duplicative of other proposals, is substantially similar to proposals that previously elicited little shareholder support, is not a proper subject for shareholder action, or is submitted after ten other proposals have already been received by the Company. Moreover, the Article will permit the Board to assess whether a proposed nominee meets the Proposed
Qualifications. Subject to these limited exceptions, the Article does not give the Board the power to reject shareholders' proposals to nominate directors or bring other matters before shareholders' meetings if the prescribed procedures are followed. However, the Article may have the effect of precluding both contests for the election of directors and proposals by shareholders of actions to be taken by the Company if the procedures specified in the Article are not followed and may discourage or deter a third party from conducting a solicitation of proxies or otherwise attempting to elect its own slate of directors or proposing that the Company take certain actions, without regard to whether such actions might be harmful or beneficial to the Company and its shareholders. As indicated above, however, the Article has not been proposed in response to any pending or threatened contest for the election of directors.

        Nothing in the Advance Notice Article will affect the rights of shareholders under the proxy rules of the Securities and Exchange Commission to request that their proposals be included in the Company's proxy statements or to solicit their own proxies. If this Article is adopted at the Meeting, shareholders who desire to pursue these rights at future meetings will be required to comply with both the Advance Notice Article and the proxy rules.

        The Board of Directors unanimously recommends that you vote for this Proposal.

Amendment Proposal No. 3 - Clarification of Protections
Afforded Under the Fair Price Article

        General. The Company's Board of Directors recommends that the Fair Price Article currently in effect be amended to (i) clarify the definitions of Interested Shareholders and Business Combinations, (ii) provide a mechanism for resolving certain disputes and (iii) make certain other ancillary and clarifying changes.

        Description and Purpose of Proposed Amendments. The current Fair Price Article, which was approved by the shareholders in 1985, is closely modeled on the Louisiana "fair price" statute adopted by the Louisiana legislature in 1984. The current Article defines an Interested Shareholder generally as any person, other than the Company's benefit plans and related trusts, who beneficially owns capital stock representing more than 10% of the Company's total voting power. This definition is similar to the 1984 statute's original definition. In 1988, the Louisiana legislature expanded this definition to include any person who is an affiliate of a corporation and held 10% or more of the corporation's total voting power within the prior two years. The effect of this expanded definition is to deter or prevent a person from seeking to circumvent the statute's protection by acquiring a significant interest in a corporation, causing himself to, among other things, be elected an officer or director, and thereafter proposing a Business Combination after he has divested his voting power below 10%.
The Board recommends amending the definition of Interested
Shareholder in the Fair Price Article to match the statute's expanded definition.

        As indicated above, subject to certain exceptions the Company's Fair Price Article currently requires various corporate actions (defined in such article as "Business Combinations") involving an Interested Shareholder to be approved by various supermajority votes. Currently, the Fair Price Article defines Business Combinations broadly to include most corporate actions that an Interested Shareholder might contemplate after acquiring a controlling interest in the Company in order to increase his share ownership or reduce his acquisition debt, including squeeze-out mergers, significant asset sales, liquidation of the Company, and stock issuances or reclassifications that benefit the Interested Shareholder. Although the Fair Price Article currently contains express provisions designed to deter an Interested Shareholder from seeking loans, guarantees, pledges, tax credits or other financial assistance or tax advantages from the Company that disproportionately benefit such person, it is not entirely clear whether all of these transactions would constitute Business Combinations. The Board recommends clarifying the definition of Business Combination to expressly include these transactions. The Board believes this clarification may deter or prevent a person from proposing these types of abusive transactions, will strengthen the incentives of a person interested in obtaining a controlling interest in the Company to negotiate with the Board, and will reduce the likelihood of litigation regarding whether these types of transactions constitute Business Combinations.

        The Fair Price Article currently does not contain a mechanism for resolving disputes regarding whether the Article is applicable with respect to any particular person or transaction. The Board of Directors recommends that the Articles be amended to include new Article V(D), which generally provides that the Board of Directors will have the power to make binding good faith determinations regarding the applicability of the Article, including whether any particular person is an Interested Shareholder, the number of shares owned by such person, and whether any particular transaction constitutes a Business Combination. The
Board of Directors believes this amendment will strengthen the protection of the Article by reducing the likelihood of an Interested Shareholder instituting lawsuits that lack merit or attempting to circumvent the purpose and intents of the Article.

        Finally, the Board of Directors recommends that the Fair Price Article be reorganized to move non-related topics to other articles, to combine and condense certain related provisions, to make technical changes to the Article's definitions that eliminate or shorten certain definitions and conform others more closely to those used in Louisiana's "fair price" statute, and to make certain other ancillary changes, all in an effort to clarify and prevent the circumvention of the terms, purposes and intents of the Article.

        Shareholders are urged to review newly-proposed Article V set forth in Exhibit A, which reflects all of the above-described proposed changes in their entirety. In connection with reviewing this Proposal, shareholders are further urged to review the discussion above under the caption "- Certain General Effects of the Amendment Proposals."

        The Board of Directors unanimously recommends that you vote for this Proposal.

Amendment Proposal No. 4 - Other Changes to Articles

        The Board of Directors has approved a number of amendments to the Articles that are designed generally to conform certain articles to the bylaws, to clarify the Board's powers in certain specific instances, to update and modernize certain other articles, and to simplify, consolidate and reorder various other provisions. Due to their relatively limited scope and interrelated nature, these proposed amendments are being presented to the shareholders as a single Amendment Proposal.

        As described further below, the proposed amendments seek to (i) add a new article conforming to the Company's current bylaw that requires directors to meet certain qualifications designed to ensure that the Company does not forfeit the benefits associated with its federal communications licenses, (ii) clarify the authority of the Board to take certain steps to limit the liability of directors and officers in connection with shareholder suits, and (iii) update, modernize, simplify, consolidate and reorder the Articles as described further below.

        Directors' Qualifications. Pursuant to regulations adopted by the Federal Communications Commission (the "FCC") that implement the Anti-Drug Abuse Act of 1988, the FCC cannot issue any new, modified or renewed licenses to, or act upon any applications of, any company unless such company provides certain certifications regarding the absence of drug offenses by the Company's officers and directors. As a result of these regulations and in light of the significance of the Company's FCC licenses to its business, in 1992 the Board of Directors amended the Company's bylaws to provide that no person is eligible for nomination, election or service as a director who shall (i) in the Board's opinion fail to respond satisfactorily respecting any inquiry of the Company for information to enable the Company to make any certification required under the Anti-Drug Abuse Act of 1988,
(ii) have been arrested or convicted for the distribution or possession of controlled substances, subject to certain exceptions, or (iii) have engaged in actions that could lead to such an arrest or conviction and that the Board determines would make it unwise for such person to serve as a director. The Board believes that a parallel provision should be included in the Articles, which are more readily available to the public and may not be amended without shareholder approval. Accordingly, the Board recommends the addition of new Article V(F), which provide for the same protections as are currently in effect in the bylaws.

        Authority of Board to Limit Liability. As permitted by Louisiana law, the Articles currently provide that (i) no director or officer shall be liable for monetary damages for breach of his fiduciary duty, subject to certain exceptions including liability for breaches of the duty of loyalty, and (ii) the Board may cause the Company to enter into indemnification agreements with management and may adopt indemnification bylaws. Louisiana law further permits corporations to procure liability insurance for officers and directors and to create self-insurance arrangements.
The Board recommends that the current Articles be clarified to provide that the Board may exercise these powers to procure and self-fund insurance arrangements covering officers and directors, notwithstanding the potential conflicts raised in connection with their authorization of such arrangements. The Board further recommends that the Articles be clarified to expressly provide that the Board may cause the Company to approve for its subsidiaries' officers and directors limitation of liability, indemnification and insurance provisions comparable to the Company's. While the Board believes it already has these powers under applicable law, the Board believes these clarifications will help prevent disputes regarding its authority, thereby enhancing their ability to provide for arrangements designed to ensure that the Company remains able to attract and retain the best possible directors and officers. Shareholders are urged to review Article VII set forth in Exhibit A, which reflects the above-described changes.

        Additional Updating, Modernizing, Simplifying,
Consolidating and Reordering. The Board has approved several miscellaneous amendments that seek to update, modernize, simplify, consolidate and reorder the Articles. If adopted, these proposed amendments would (i) eliminate the requirement that the Company's stock be represented by certificates in anticipation of currently pending proposals to develop direct registration systems which, if implemented, may permit investors to directly register their ownership of Common Stock with the Company without receiving a stock certificate, (ii) condense and simplify the Article that currently permits the Board of Directors to issue "blank-check" preferred stock, (iii) correct references to laws or regulations no longer in effect, (iv) add a clarifying definition of total voting power, and (v) reorder various articles in an effort to group similar topics together. All such proposed changes are reflected in the proposed Articles attached as Exhibit A. The Board does not believe that these miscellaneous changes will have any significant effect on the current rights, powers or obligations of the Company or its shareholders.

        The Board of Directors unanimously recommends that you vote for this Proposal.


         PROPOSAL TO APPROVE THE CENTURY TELEPHONE ENTERPRISES, INC.
                    1995 INCENTIVE COMPENSATION PLAN

General

        The Board of Directors of the Company believes that the growth of the Company depends significantly upon the efforts of its directors, officers and key employees and that such individuals are best motivated to put forth maximum effort on behalf of the Company if they own an equity interest therein. In accordance with this philosophy, the Board of Directors has unanimously adopted the Company's 1995 Incentive Compensation Plan (the
"Plan") and has directed that it be submitted for approval by the shareholders at the Meeting. The affirmative vote of a majority of the voting power present or represented at the Meeting is necessary for the shareholders to approve the Plan. The following summary of the Plan is qualified in its entirety by reference to the Plan, which is attached to this Proxy Statement as Exhibit B.

        Officers and other key employees of the Company will be eligible to receive awards ("Incentives") under the Plan when designated by the Compensation Committee of the Board of Directors or a subcommittee thereof (the "Compensation
Committee").  The Compensation Committee estimates that the
Company currently has approximately 75 employees who could be designated as key employees under the Plan. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive and non-qualified stock options; (b) stock appreciation rights; (c) restricted stock; and (d) performance shares. [Directors who are not also full-time employees of the Company
("Outside Directors") will also receive annual grants of stock options under the Plan. The Company currently has nine Outside
Directors.]

General Purposes of the Proposal

        The Board of Directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The Board of Directors believes that providing members of management and key personnel with a proprietary interest in the growth and performance of the Company is crucial to stimulating individual performance while at the same time enhancing shareholder value. The Board further believes that the Plan will assist the Company in attracting, retaining and motivating management and key personnel in a manner that is tied to the interests of shareholders.

        As described further below, the Plan will replace the Company's 1988 and 1990 Incentive Compensation Programs (the
"Prior Plans") as to future awards if it is approved at the Meeting. The Plan updates, modernizes, eliminates and clarifies several provisions included in the Prior Plans, and includes certain new terms. Among these new terms are provisions that (i)
[automatically grant stock options annually to Outside Directors,]
(b) permit the Compensation Committee, in connection with any participant's payment of the exercise price of an option in shares of Common Stock, to award an additional option to purchase the same number of shares as were surrendered, (c) permit the Committee to take one or more alternative actions with respect to outstanding Incentives in the event of a change of control of the Company, and (d) empower the Committee to permit the transferability of Incentives if allowed under applicable securities and tax laws. In addition, the Plan has been designed so that Incentives granted thereunder can qualify as performance-based compensation and be excluded from the $1 million limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Approval of the
Plan will also increase the number of shares of Common Stock available for equity-based incentive awards. The Board of Directors believes these changes will improve its ability to achieve the goals of the Company's incentive compensation programs.

Terms of the Plan

        Shares Issuable through the Plan. A total of two million shares of Common Stock are authorized to be issued under the Plan, representing approximately 3.4% of the outstanding shares of Common Stock as of the Record Date. Incentives with respect to no more than 200,000 shares may be granted to a single participant in one calendar year. A total of 491,984 shares remain available for issuance under the Prior Plans. If the Plan is approved by the shareholders at the Meeting, no further awards will be made under the Prior Plans. A total of 422,641 shares also remain available for issuance under the Company's 1983 Restricted Stock Plan (the
"1983 Plan"). It is contemplated that the 1983 Plan will continue to be utilized to pay a portion of the Company's annual bonuses in the form of restricted stock. See "Executive Compensation and Related Information - Report of Compensation Committee
Regarding Executive Compensation - Annual Bonus."

        Proportionate adjustments will be made to the number of shares of Common Stock subject to the Plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. The Compensation
Committee may also amend the terms of any Incentive to the extent appropriate to provide participants with the same relative rights before and after the occurrence of such an event. Shares of Common Stock subject to Incentives that are cancelled, terminated or forfeited, or shares of Common Stock that are issued as Incentives and forfeited or reacquired by the Company, will again be available for issuance under the Plan.

        On ______, 1995, the closing sale price of a share of Common Stock, as reported on the New York Stock Exchange
Composite Tape, was $__________.

        Administration of the Plan. The Compensation Committee administers the Plan and has plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan.

        Amendments to the Plan. The Board may amend or discontinue the Plan at any time, except that any amendment that would materially increase the benefits under the Plan, materially increase the number of securities that may be issued under the Plan or materially modify the eligibility requirements must be approved by the shareholders. [In addition, the provisions of the Plan that pertain to the stock options for Outside Directors may not be amended more than once every six months, except to comply with the Code.] Except in limited circumstances, no amendment or discontinuance may change or impair any previously-granted Incentive without the consent of the recipient thereof.

        Types of Incentives. The Compensation Committee will be authorized under the Plan to grant stock options, restricted stock, stock appreciation rights and performance shares, each of which is described further below.

        Stock Options. The Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Compensation Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of the Common Stock on the date of grant. The term of an option will also be determined by the Compensation Committee, provided that the term of an incentive stock option may not exceed 10 years. No stock option granted to an officer, director or beneficial owner of more than 10% of the Common Stock who is subject to Section
16 of the Securities Exchange Act of 1934 (the "1934 Act") may be exercised within the six-month period immediately following the date of grant. Any provision in the Plan or a stock option agreement notwithstanding, the Compensation Committee may accelerate the exercisability of any stock option at any time. The Compensation Committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by such option.

        The option exercise price may be paid in cash, in shares of Common Stock held for at least six months, in a combination of cash and shares of Common Stock, or through a broker-assisted exercise arrangement approved by the Compensation Committee.
If an optionee exercises an option while employed by the Company or a subsidiary and pays the exercise price with previously owned shares of Common Stock, the Compensation Committee may grant to the optionee an additional option to purchase the same number of shares as were surrendered at an exercise price equal to the fair market value of the Common Stock on the date of grant.

        Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

        Restricted Stock. Shares of Common Stock may be granted by the Compensation Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the "Restricted Period"). All shares of restricted stock will be subject to such restrictions as the Compensation Committee may provide in an agreement with the employee, including, among other things, that the shares are required to be forfeited or resold to the Company in the event of termination of employment or in the event specified performance goals or targets are not met. A Restricted Period of at least three years is required, except that if the vesting of the shares of restricted stock is subject to the attainment of performance goals, the Restricted Period may be one year or more. The Compensation Committee may prescribe conditions for the lapse of restrictions prior to the end of the Restricted Period in the case of death, disability, retirement or other termination of employment, but shares of restricted stock granted to an employee subject to Section 16 of the 1934 Act must be subject to a Restricted Period of at least six months. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

        Stock Appreciation Rights. A stock appreciation right or "SAR" is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula described below. A SAR may be granted in conjunction with a stock option or alone without reference to any stock option. A
SAR granted in conjunction with a stock option may be granted concurrently with the grant of such option or at such later time as determined by the Compensation Committee and as to all or any portion of the shares subject to the option.

        The Plan confers on the Compensation Committee discretion to determine the number of shares to which a SAR will relate as well as the duration and exercisability terms of a SAR. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. Unless otherwise provided by the Compensation
Committee, a SAR will be exercisable for the same time period as any stock option to which it relates. No SAR granted to an officer subject to Section 16 of the 1934 Act may be exercised during the first six months of its term. Notwithstanding any provision in the Plan or a stock appreciation right agreement, the Compensation Committee may accelerate the exercisability of an SAR at any time.

        Upon exercise of an SAR, the holder is entitled to receive an amount that is equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised.
For this purpose, the "appreciation" in the shares consists of the amount by which the fair market value of the shares of Common
Stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of a SAR granted alone without reference to a related stock option, an amount determined by the Compensation Committee at the time of grant. The Committee may pay the amount of this appreciation to the holder of the SAR by the delivery of Common Stock, cash, or any combination of Common
Stock and cash.

        Performance Shares. Performance Shares consist of the grant by the Company to an eligible employee of a contingent right to receive shares of Common Stock or cash with or without any payment by the employee. Each performance share will be subject to the achievement of performance objectives by the Company, an operating division or a subsidiary by the end of a specified period. The number of shares granted and the performance criteria will be determined by the Compensation Committee. The award of performance shares shall not create any rights in a participant as a shareholder of the Company until the issuance of shares of Common Stock with respect to an award. Performance shares may be awarded in conjunction with the grant of dividend equivalent payment rights that entitle a participant to receive an amount equal to the cash dividends paid on an equal number of shares of Common Stock during the period beginning on the date of grant of an award and ending on the date on which the award is paid or is forfeited.

        Termination of Employment. If a participant ceases to be an employee of the Company for any reason, including death, any Incentive may be exercised, shall vest or shall expire at such time or times as may be determined by the Committee in the Incentive agreement.

        Loans to Participants. The Committee may authorize the extension of a loan to a participant by the Company to cover the participant's tax liability that arises in connection with an Incentive. The terms of the loan will be determined by the Committee.

        Change of Control. If (a) the Company is not the surviving entity in a merger, consolidation or other reorganization, (b) the Company sells, leases or exchanges all or substantially all of its assets, (c) the Company is to be dissolved or liquidated, (d) any person or entity, other than an employee benefit plan of the Company or a related trust, acquires or gains control of more than 30% of the outstanding shares of the Company's voting stock or (e) in connection with a contested election of directors, the persons who were directors of the Company before the election no longer constitute a majority of the Board (collectively, "corporate changes"), all outstanding Incentives will automatically become exercisable and vested and all performance criteria will be waived, and, in addition, the Compensation Committee will have the authority to take several actions regarding outstanding Incentives. Within certain time periods, the Compensation Committee may (i) require that all outstanding stock options and/or SARs remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to the Company of some or all outstanding options and SARs in exchange for a cash or Common Stock payment for each option or SAR equal in value to the per share change of control value, calculated as described in the Plan, over the exercise price, (iii) make any equitable adjustment to outstanding Incentives as the Compensation Committee deems necessary to reflect the corporate change or (iv) provide that an option or SAR shall become an option or SAR relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the corporate change if the participant had been the holder of record of the number of shares of Common Stock then covered by such options or SARs.


        The Board of Directors believes that providing the Compensation Committee with the choices outlined above will permit the Committee to review all relevant tax, accounting and other issues relating to the treatment of outstanding Incentives at the time of the corporate change, and thereby enable the Committee to choose the treatment that will best serve the participants and the Company. Although the automatic vesting of Incentives and other certain actions permitted to be taken by the Compensation
Committee in the event of a change of control could discourage a takeover of the Company, these provisions have not been included for the purpose of making the Company a less attractive takeover target.

        Transferability of Incentives. Options, SARs and performance shares are not transferable except (a) by will, (b) by the laws of descent and distribution, (c) pursuant to a domestic relations order or (d) to family members , to a trust for the benefit of family members or to charitable institutions, if permitted by the Committee after considering tax and securities law consequences and so provided in the Incentive agreement.

        [Stock Options for Outside Directors. Beginning in 1995, each Outside Director will automatically receive non-qualified options to purchase 1,000 shares of Common Stock on the day following the Company's annual meeting of shareholders. Each person who becomes an Outside Director between annual meetings will receive a pro-rated number of options. The exercise price of the options will be equal to the fair market value of a share of Common Stock on the date of grant. The options will become exercisable six months after the date of grant and will have a term of ten years. However, the options will become immediately exercisable in the event of death, disability or retirement from the Board on or after reaching age 65.]

Awards To Be Granted

        The Compensation Committee has not made a determination as to which key employees will receive Incentives under the Plan or the amounts or types of Incentives that may be granted. [Based on the current number of Outside Directors, options to purchase 9,000 will be granted each year as long as the Plan remains in effect and shares remain available for issuance under the Plan.]

Federal Income Tax Consequences

        Under existing federal income tax provisions, a participant who receives stock options SARs or performance shares or who receives shares of restricted stock that are subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes in the year such Incentive is granted.

        When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of the shares of Common Stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

        An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code.
The alternative minimum tax is imposed to the extent it exceeds federal regular individual income tax, and it is intended to ensure that individual taxpayers who have economic income do not avoid income tax by taking advantage of exclusions, deductions and credits for regular tax purposes. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the "required holding periods"). An employee disposing of such shares before the expiration of the required holding period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the Common Stock received upon exercise before the expiration of the required holding period.

        If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

        When a SAR is exercised, the employee will recognize ordinary income in the year the SAR is exercised equal to the value of the appreciation that he is entitled to receive pursuant to the formula previously described, and the Company will be entitled to a deduction in the same year and in the same amount.

        An employee who receives restricted stock or performance shares will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Subject to the limitations imposed by Section 162(m) of the Code, the Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.
Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by the Company.

        If, upon a change in control of the Company, the exercisability or vesting of an Incentive granted under the Plan is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under Incentives over the purchase price of such shares, if any, may be characterized as Parachute Payments (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "Base Amount" for such employee. The Base
Amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An Excess Parachute Payment, with respect to any employee, is the excess of the Parachute Payments to such person, in the aggregate, over and above such person's Base
Amount. If the amounts received by an employee upon a change in control are characterized as Parachute Payments, such employee will be subject to a 20% excise tax on the Excess Parachute
Payment, and the Company will be denied any deduction with respect to such Excess Parachute Payment.

        This summary of federal income tax consequences of non-qualified stock options, incentive stock options, restricted stock and performance shares does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving Incentives.

        The Board of Directors unanimously recommends that you vote for approval of the 1995 Incentive Compensation Plan.


         VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (ii) all of the Company's directors and executive officers as a group. Unless otherwise indicated, all information is presented as of the Record Date and all shares indicated as beneficially owned are held with sole voting and investment power.

                                                       Amount and
                                                        Nature of        Percent
             Name and Address of                       Beneficial       of Voting
              Beneficial Owner                        Ownership<FN1>     Power<FN2>
              _________________                       _____________     __________
      Principal Shareholders:

           Regions Bank of Louisiana, as Trustee            <FN3>
                (the "Trustee") of the Stock Bonus
                Plan and ESOP (the "Benefit Plans")
           P. O. Box 7232
           Monroe, Louisiana 71211

           Putnam Investments, Inc.                         <FN4>
           One Post Office Square
           Boston, Massachusetts  02109

           Gabelli Funds, Inc.                              <FN5>
           One Corporate Center
           Rye, New York  10580-1434

      Management Group:

           All directors and executive                      <FN6>
           officers as a group (16 persons)

____________________


<FN1>   Determined in accordance with Rule 13d-3 of the SEC
        based upon information furnished by the persons listed. Although several persons beneficially own in excess of 5% of certain classes of the Company's voting preferred stock, the percentage of voting power held by these persons is immaterial.

<FN2>   Based on the Company's records and, with respect to all
        shares held of record by the Trustee, based on information the Trustee periodically provides to the Company to establish that certain of the Trustee's shares entitle it to ten votes per share.

<FN3>   All voting power attributable to these shares is directed by the participants of the Benefit Plans, each of whom is deemed, subject to certain limited exceptions, to tender such instructions as a "named fiduciary" under such plans, which requires the participants to direct their votes in a manner that they believe to be prudent and in the best interests of the participants of each respective plan.

<FN4>   Based on share ownership information as of
        _______________, 1995 contained in a Schedule 13G
        Report that Putnam Investments, Inc. has filed with the SEC. Based on such information, Putnam Investments, Inc.
        (i) shares voting power with respect to __________ of the shares shown and (ii) shares dispositive power with respect to all of the shares shown.

<FN5>   Based on share ownership information as of
        ________________ contained in a Schedule 13D Report and amendments thereto that Gabelli Funds, Inc. has filed with the SEC. Based on such information, Gabelli Funds, Inc. (i) does not have authority to vote __________ of the shares shown and (ii) shares voting and dispositive power with respect to __________ of the shares shown.

<FN6>   Includes (i) ____________ shares of Restricted Stock, (ii)
        ____________ Option Shares that such persons have a right to acquire within 60 days of the Record Date, (iii) ____________ Plan Shares allocated to their respective accounts as of December 31, 1994 under the Benefit Plans and as of the Record Date under the 401(k) Plan, (iv) 18,284 shares held of record by the spouses of certain directors and executive officers, as to which beneficial ownership is disclaimed, and (v) 543 shares held as custodian for the benefit of the children of a director and executive officer.

                           ___________________

               EXECUTIVE COMPENSATION AND RELATED INFORMATION

Report of Compensation Committee Regarding Executive Compensation

        General. The Board's Compensation Committee, among other things, monitors and evaluates the compensation levels of the Company's executive officers and directors and administers the Company's restricted stock and incentive compensation programs.
All determinations of the Committee are submitted to the full
Board for its ratification, except for awards under certain of the Company's stock-based compensation programs and certain other determinations that require action by independent directors. Under the Company's Bylaws, the Company may not, among other things, set the salaries or change the benefits of its executive officers without the approval of the Compensation Committee. The
Committee is composed entirely of Board members who are not employees of the Company.

        The Committee periodically consults with nationally recognized consulting firms to assist it in evaluating the Company's executive compensation. With the assistance of the Committee and its consultants, the Board has adopted an executive compensation philosophy statement setting forth the Company's compensation objectives, which include:

        . if justified by corporate performance, compensating the executive group at rates higher than those of comparable companies in an effort to hire, develop, reward and retain key executives

        . providing incentive compensation tied to the Company's annual, intermediate and long-term performance

        .       encouraging team orientation

        . providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement

        . structuring executive compensation to ensure its full deductibility under the Omnibus Budget
                Reconciliation Act of 1993

        At present, the Company's executive compensation is comprised of (i) salary, (ii) an annual cash and stock incentive bonus, (iii) additional incentive compensation in the form of stock options and a stock retention program, and (iv) other benefits typically provided to executives of comparable companies, all as described further below. For each such component of compensation, the Company's compensation levels are compared with those of comparable companies. For purpose of establishing these comparable compensation levels, the Company compares itself to a national group of several hundred companies selected by management and its consultants. This group consists of a substantial number of telecommunications companies (including most of the 12 companies comprising the "Value Line Telecommunications/Other Majors Index" referred to in the Company's stock performance graph appearing elsewhere herein), but also includes a large number of other companies that have revenue levels similar to the Company's. Compensation data from telecommunications companies is given substantially more weight than data from other companies in establishing comparable compensation levels.

        Salary. The salary of each executive officer, including the Chief Executive Officer, is based primarily on the officer's level of responsibility and comparisons to prevailing salary levels for similar positions at comparable companies. Based on these criteria, the Committee seeks to provide the Company's executive officers with salaries that are at least commensurate with the median salary levels at comparable companies. In connection with reviewing and establishing salaries, the Committee typically also reviews the Company's financial performance during the prior year. However, these criteria are given less weight in determining salaries principally due to the Committee's belief that it is more appropriate to reward positive performance through bonuses, stock options and other incentive compensation programs. Notwithstanding this, the Committee believes it is appropriate to establish salaries in excess of median salary levels when warranted by the Company's financial performance in relation to comparable companies. Although the individual performance of each executive officer is reviewed, the Committee historically has not attempted to reward individual achievement through the salary component of compensation due to the inherent subjectivity of such evaluations and the detrimental effect this might have on the Company's team orientation to executive compensation.

        During 1994, the Committee agreed to increase the salary of each executive officer between 4 to 5%. In connection with this, the Committee reviewed compensation information for comparable companies previously prepared by the Company's consultants and updated by management, along with the Company's return on equity, revenue growth and earnings growth for the prior year. These raises resulted in the Company's Chief Executive
Officer receiving a salary approximately equal to the median salary for chief executive officers at comparable companies and all other executive officers receiving salaries in excess of the median salaries of comparable executives at other companies. The Committee believes these raises were consistent with its objectives of (i) ensuring that the executive officers receive salaries at least equal to those of comparable executives, (ii) providing above-market salaries when warranted by the Company's financial performance, and (iii) applying a team orientation to executive compensation.

        Annual Bonus. In connection with the Company's annual incentive bonus program, the Compensation Committee annually establishes target performance levels and the amount of bonus payable if these targets are met, which typically is defined in terms of a percentage of each officer's salary. In early 1994 the Committee recommended that the executive officers receive an incentive bonus for 1994 equal to 25% of their annual salaries if the Committee's 1994 targets were attained, with no bonus being payable if certain minimum target performance levels were not attained, and a bonus of up to 50% of salary being payable if the Committee's 1994 targets were substantially exceeded. Although the Committee may choose any measure of financial performance that it deems appropriate, the Committee for the past several years has used return on equity and revenue growth (as adjusted for certain non-recurring transactions specified in administrative guidelines prepared in 1990), but has weighted return on equity more heavily than revenue growth in order to reflect the Committee's desire to more closely tie executive compensation to shareholder return.

        In determining the size of the executive officers' target bonuses, the Compensation Committee reviews information furnished by its consultants as to the bonus practices among comparable companies. The annual bonuses paid to the Company's Chief Executive Officer has typically been substantially less than the median annual bonus paid to CEOs at comparable companies, [and the annual bonuses paid to the Company's other executive officers has typically approximated or been slightly below the median annual bonuses paid by comparable companies.] To compensate for this, the Company seeks to provide its executives with the opportunity to earn above-average levels of stock incentive compensation.

        As a result of the Company exceeding its 1994 targets for both return on equity and revenue growth, each executive officer has received a bonus equal to _____% of his 1994 salary. The Compensation Committee determined to pay _____% of each executive officer's incentive bonus in cash and _____% in Restricted Stock that may not be transferred by the officer for five years and will be forfeited if prior to that time he leaves the Company, other than as a result of death, disability or retirement. As a result, the realization of a significant portion of the 1994 bonus is tied to the Company's future stock price performance.

        Similar to its policy with respect to salaries, the Committee traditionally has refrained from rewarding individual achievement through the use of bonuses. However, in 1993 and 1994 the Committee has approved a special incentive bonus for the Company's President - Telecommunications Services based upon attainment of certain quantitative goals relating to cellular revenue growth (weighted 40%), operating expenses (weighted 30%) and subscriber growth (weighted 10%), and certain specified nonquantitative goals (weighted 20%). Under the special bonus, this officer may receive a cash bonus of 10% of his salary if all goals are met, with lesser amounts being payable for partial satisfaction of one or more of these goals, and a bonus of up to 20% of salary being payable if all goals are substantially exceeded. The 10% target bonus is designed to sufficiently reward this executive for successful development of a line of business that the Company believes has above-average growth potential, while at the same time ensuring that the amount received is not large enough to conflict with the Company's team approach to executive compensation. For 1994, this special bonus resulted in an additional cash payment of $____________ to such officer. The Committee has approved a similar arrangement for this officer for 1995 and is currently exploring the possibility of reserving a portion of future bonus pools for discretionary bonus awards to executive officers based on their role in significant contributions benefiting the Company and its shareholders.

        Stock Incentive Programs. The Company's current incentive compensation programs authorize the Compensation Committee to grant stock options and various other incentives to key personnel. The Committee's philosophy with respect to stock incentive awards is to strengthen the relationship between compensation and increases in the market price of the Common
Stock and thereby ally the executive officers' financial interests with those of the Company's shareholders. For a description of the Company's proposal to approve a new incentive compensation program, see "Approval of the Company's 1995 Incentive
Compensation Program."

        Options. Options granted under these programs become exercisable based upon criteria established by the Compensation Committee. The Compensation Committee determines the size of option grants based on information furnished by the Committee's consultants regarding stock option practices among comparable companies and by applying compensation multiples designed to create greater opportunities for stock ownership the greater one's responsibilities and duties. The Committee also assesses the degree to which outstanding unexercised options held by the executive officers continue to provide appropriate incentives to improve the Company's performance. In 1993 and 1994 the Committee determined that it was unnecessary to award any new options.

        Stock Retention Program. To provide an incentive for officers to acquire and hold Common Stock, the Compensation
Committee instituted a stock retention program in 1993. Under this program, each executive officer who in 1993 voluntarily purchased a specified number of shares of Common Stock was awarded (i) an equal number of shares of Restricted Stock, all of which will be forfeited if within three years the purchased shares are sold or if the officer's employment terminates, other than as a result of death, disability or retirement, and (ii) performance units entitling the officer to earn a number of shares of Common Stock equal to 40% of the number of shares purchased. These shares will be earned only if the ten-day average closing price of the Common Stock increases by 30% over the price on the award date at any time prior to the fifth anniversary of the award, but may in no event be issued prior to the third anniversary date of the award. The executive officers are paid dividend equivalent cash payments with respect to unearned performance units at the dividend rate applicable to the underlying Common Stock. The Company arranged and guaranteed loans to officers for the purchase of shares in 1993 under this program. No awards were made under this program during 1994.

        Other Benefits. The Company maintains certain broad-based employee benefit plans in which the executive officers are generally permitted to participate on terms substantially similar to those relating to all other participants, subject to certain legal limitations on the amounts that may be contributed or the benefits that may be payable thereunder. The Board has determined to have the Company's matching contribution under the 401(k) Plan invested in Common Stock so as to further align employees' and shareholders' financial interests. The Company also maintains the Bonus Plan and ESOP, which serve to further align employees' and shareholders' interests.

        Additionally, the Company makes available to its officers a supplemental life insurance plan, supplemental benefits under its medical reimbursement plan, a supplemental retirement plan (which is described below under "- Pension Plan"), a supplemental defined contribution plan, a supplemental 401(k) plan, and a disability salary continuation plan.

        Compensation of Chief Executive Officer. The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer's salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. Application of these criteria in 1994 resulted in the Chief Executive Officer receiving for 1994 (i) a salary of $336,129, representing a 4.3% increase over his 1993 salary, and (ii) a bonus consisting of $__________ cash and ________ shares of Restricted Stock, which in the aggregate was valued on the date of grant at _____% of his base salary.


    Ernest Butler, Jr.       James B. Gardner       [add name of Mr. Lovett's
                                                    replacement, if any]


Compensation Committee Interlocks and Insider Participation

        As indicated above, the members of the Compensation Committee are Ernest Butler, Jr., James B. Gardner and ___________________. Mr. Butler is Executive Vice President of Stephens Inc., which has provided, and is expected to continue to provide, investment banking services to the Company from time to time. During 1994, Stephens Inc. was a co-manager of the Company's $150 million offering of senior notes.

Summary of Compensation

        The following table sets forth certain information regarding the compensation of (i) the Company's Chief Executive Officer and
(ii) each of the Company's four most highly compensated executive officers other than the Chief Executive Officer.


                      Summary Compensation Table
                                                                          Long-Term
                                                                     Compensation Awards
                                                                   ________________________
                                                                                   No. of
                                        Annual Compensation        Restricted    Securities
Name and Current                     _________________________        Stock      Underlying       Al Other
Principal Position          Year      Salary           Bonus       Awards<FN1>    Options      Compensation<FN2>
________________________    ____     ________        _________     __________    __________    _______________
Clarke M. Williams          1994     $448,161        $              $                  0         $
  Chairman of the Board     1993      429,710         103,130        178,554           0          42,554
                            1992      412,648         123,795         82,545      97,500          40,768

Glen F. Post, III           1994      336,129                                          0
  Vice Chairman of the      1993      322,288           77,349       132,229           0          20,366
  Board, President and      1992      302,899           90,870        60,587      75,000          18,150
  Chief Executive Officer

W. Bruce Hanks              1994      217,930                                          0
  President-                1993      209,796           69,627        93,051           0          18,589
  Telecommunications        1992      204,534           61,360        40,899      52,500          16,485
  Services

Harvey P. Perry             1994      212,440                                          0
  Senior Vice President,    1993      202,496           48,599        92,896           0          18,442
  Secretary and General     1992      194,632           58,390        38,927      52,500          16,123
  Counsel

R. Stewart Ewing, Jr.       1994      212,178                                          0
  Senior Vice President     1993      202,256           48,541        92,605           0          18,164
  and Chief Financial       1992      194,491           58,347        38,897      52,500          15,872
  Officer

________________


<FN1> Represents for each year shown the number of shares of
      Restricted Stock awarded in connection with the Company's annual incentive bonuses, multiplied by the per share closing price of the Common Stock on the award date, plus, for 1993 only, the number of shares of Restricted Stock awarded in connection with the Company's stock retention program, multiplied by the per share closing price of the Common
      Stock on the award date. For additional information on the terms of the Restricted Stock, see "Executive Compensation and Related Information - Report of Compensation
      Committee Regarding Executive Compensation."  At
      December 31, 1994, the named executive officers held the following aggregate number of shares of Restricted Stock with the following year-end values: Mr. Williams, 17,506 shares ($516,427); Mr. Post, 11,778 shares ($347,451); Mr.
      Hanks, 8,958 shares ($264,261); Mr. Perry, 8,577 shares ($253,022); and Mr. Ewing, 8,311 shares ($245,175). These amounts do not reflect awards of Restricted Stock granted in February 1995 as incentive bonuses for the Company's 1994 performance. Dividends declared with respect to the shares of Restricted Stock are paid currently.

<FN2> Comprised of the Company's (i) matching contributions to the
      401(k) Plan, (ii) premium payments under a medical reimbursement plan that are attributable to benefits in excess of those provided generally for other employees, (iii) premium payments for life insurance policies providing death benefits to the executive officers' beneficiaries (and no other benefit to such officers), and (iv) contributions pursuant to the Stock Bonus Plan and ESOP valued as of December 31, 1994
      (as supplemented in 1994 by contributions under the Company Supplemental Defined Contribution Plan), in each case for and on behalf of the named executive officers as follows:


                                                  Medical      Life       Stock Bonus
                                 401(k) Plan        Plan     Insurance   Plan and ESOP
        Name           Year     Contributions     Premiums   Premiums    Contributions
__________________     ____     _____________     ________   ________    _____________
Clarke M. Williams     1994      $      0        $  1,344   $  29,245     $
                       1993             0           1,344      25,923       15,287
                       1992         2,182           1,344      23,131       14,111

Glen F. Post, III      1994         4,135           1,344         628
                       1993         3,164           1,344         571       15,287
                       1992         2,182           1,344         513       14,111

W. Bruce Hanks         1994         4,424           1,344         384
                       1993         3,285           1,344         361       13,599
                       1992         2,182           1,344         348       12,611

Harvey P. Perry        1994         4,429           1,344         756
                       1993         3,323           1,344         669       13,106
                       1992         2,182           1,344         597       12,000

R. Stewart Ewing, Jr.  1994         4,429           1,344         445
                       1993         3,323           1,344         397       13,110
                       1992         2,182           1,344         354       11,992


                         _________________________________


Option Exercises and Holdings

    The following table sets forth certain information concerning the exercise of options during 1994 and unexercised options held at December 31, 1994.

     Aggregated Option Exercises in Last Fiscal Year and
               Fiscal Year-End Option Values

                           No. of                      Number of Securities           Value of Unexercised
                           Shares                     Underlying Unexercised        in-the-Money Options at
                          Acquired                 Options at December 31, 1994        December 31, 1994
                             on          Value     ____________________________   ____________________________
     Name                 Exercise     Realized    Exercisable    Unexercisable   Exercisable    Unexercisable
__________________        ________     ________    ___________    _____________   ___________    _____________
Clarke M. Williams              0     $       0       596,203        30,835       $8,104,903       $241,438

Glen F. Post, III          15,000       340,500       223,782        12,950        2,213,523        101,399

W. Bruce Hanks             37,373       586,069       103,666         8,528          496,705         66,774

Harvey P. Perry            27,500       566,215       120,528         7,817          899,557         61,207

R. Stewart Ewing, Jr.       3,537        71,796        93,717         6,870          418,804         53,792



Pension Plan

        The Company has a Supplemental Executive Retirement
Plan (the "Supplemental Plan") pursuant to which each officer who has completed at least five years of service is entitled to receive a monthly payment upon retirement or, under certain circumstances, attainment of age 55. The following table reflects the annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Supplemental Plan assuming retirement at age 65. Early retirement may be taken at age 55 by any person with 15 or more years of service, with reduced benefits.

                 Annual Benefit Payable on Retirement

                                     Years of Service
                     __________________________________________________

  Compensation           15             20           25          30
  ____________       _________      _________     _________    ________

    $250,000         $  56,250      $  75,000     $  93,750    $112,500
     300,000            67,500         90,000       112,500     135,000
     350,000            78,750        105,000       131,250     157,500
     400,000            90,000        120,000       150,000     180,000
     450,000           101,250        135,000       168,750     202,500
     500,000           112,500        150,000       187,500     225,000
     550,000
     600,000
     650,000
     700,000


        The above table reflects the benefits payable under the Supplemental Plan assuming such benefits will be paid in the form of a monthly lifetime annuity and before reductions relating to the receipt of Social Security benefits as described below. The amount of an officer's monthly payment under the Supplemental Plan is equal to his number of years of service (up to a maximum of 30 years) multiplied by the difference between 1.5% of his average monthly compensation during the 36-month period within his last ten years of employment in which he received his highest compensation and 3 1/3% of his estimated monthly Social Security benefit.

        Under the Supplemental Plan, the number of credited years of service at December 31, 1994 was over 30 years for Mr.
Williams, 18 years for Mr. Post, 14 years for Mr. Hanks, 11 years for Mr. Ewing and 10 years for Mr. Perry, and the compensation upon which benefits are based is the aggregate amount reported for each respective officer under the columns in the Summary Compensation Table appearing above that are entitled "Salary", "Bonus" and "Restricted Stock Awards" (less, for 1993 only, amounts included under the "Restricted Stock Awards" column that are attributable to shares of Restricted Stock awarded in connection with the Company's stock retention program).

        Mr. Williams has the option of receiving retirement benefits under either the Supplemental Plan or under a separate supplemental retirement plan (the "Other Plan") in which he held grandfathered rights when the Supplemental Plan was adopted.
Under this Other Plan, Mr. Williams would be entitled upon retirement to receive an annual benefit equal to 65% of his highest annual salary during the last five year of employment. This benefit is reduced by (i) his Social Security benefit, determined as of the date of retirement, and (ii) the value of his Stock Bonus Plan and related Paysop accounts converted to a monthly annuity. The salary upon which benefits are based is the amount reported under the "Salary" column in the Summary Compensation Table appearing above. Currently, the benefits Mr. Williams would receive upon retirement under the Supplemental Plan significantly exceed the benefits he would receive under the Other Plan. The Company anticipates that this benefit level differential will continue for the foreseeable future.

Employment Contracts

        The Company has agreements with certain executive officers, including Messrs. Post, Hanks, Perry and Ewing, providing for a severance payment if such officer is terminated without cause or resigns under certain specified circumstances within three years following any change in control of the Company. "Change in control" is defined as the occurrence of any event relating to the Company that would be required to be reported to the Securities and Exchange Commission under Schedule 14A of Regulation 14A.
The severance payment is equal to three times the officer's annual salary if the Board did not approve, and one year's salary if the Board did approve, the change in control. In no event, however, may a severance payment exceed the amount allowable to the Company as a deduction for federal tax purposes.

        The Company also has an employment agreement with Mr.
Williams providing for, among other things, a minimum annual salary of $436,800, participation in all of the Company's employee benefit plans and use of the Company's aircraft. The agreement's initial three-year term lapses in May 1996 but thereafter continues from year to year, subject to the right of Mr. Williams or the Company to terminate the agreement as of the third anniversary or any subsequent anniversary date. If Mr. Williams is terminated without cause or resigns under certain specified circumstances, including following any change in control of the Company (defined in the same manner as in the agreements described in the preceding paragraph), he will be entitled to receive, in addition to all amounts to which he is entitled pursuant to the Company's termination policies then in effect, certain severance benefits, including (i) a lump sum payment equal to three times his annual compensation,
(ii) continued participation in the Company's employee benefit plans for three years and (iii) continued use of the Company's aircraft for one year on terms comparable to those previously in effect. If Mr. Williams terminates his employment following a change in control of the Company, he will be entitled to receive, in addition to any other amounts due, amounts sufficient to reimburse him for any excise or income taxes payable as a result of his receipt of severance benefits under the agreement.

Performance Graph

        The graph below compares the cumulative total shareholder return on the Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the Value Line Telecommunications/Other Majors Index, in each case assuming (i) the investment of $100 on January 1, 1990 at closing prices on December 31, 1989 and (ii) reinvestment of dividends. The Value Line Telecommunications/Other Majors Index is prepared by Value Line, Inc., consists of 12 telecommunications companies, including the Company, and is available by contacting Value Line, Inc. directly.

                            [GRAPH TO COME.]



                                                           December 31,
______________________________________________________________________________________
                                              1989   1990   1991   1992   1993   1994
______________________________________________________________________________________

Century Telephone Enterprises, Inc.           $100   $89    $ 87   $124   $113   $131
______________________________________________________________________________________

S&P 500 Index                                 $100   $97    $126   $136   $150   $152
______________________________________________________________________________________

Value Line Telecommunications/
Other Majors Index                            $100   $85    $103   $113   $126   $117
______________________________________________________________________________________



Certain Transactions and Filings

        The Company paid approximately $445,000 to Boles, Boles
& Ryan, a professional law corporation, for legal services rendered to the Company in 1994. William R. Boles, Jr., a director of the Company since 1992, is Vice President and a director and practicing attorney with such firm, which has provided legal services to the Company since 1968.

        During 1994, the Company paid approximately $739,000 to a real estate firm owned by the brother of Harvey P. Perry, the Company's Senior Vice President, Secretary and General Counsel.
In exchange for such payments (a substantial portion of which were used to compensate subcontractors and vendors and to recoup other out-of-pocket costs), such firm provided a variety of services with respect to several of the Company's office sites and over 120 of its cellular tower sites in several states, including locating and analyzing properties suitable for acquisition as cellular tower sites, negotiating purchase terms with the land owners, and subleasing cellular tower space.

        During 1994, the Company purchased approximately
$376,000 of electrical contracting services from a firm owned by the wife and son of Johnny Hebert, a director of the Company.

        During 1994, the Company purchased in the ordinary course of business approximately $83,000 of automobiles, computers and computer repair services from companies owned and operated by Calvin Czeschin, a director of the Company. During 1994, the Company, a local telephone company owned and operated by Mr. Czeschin and a third telephone company collaborated to build a 60-mile fiber optic route in Arkansas to replace a microwave radio route jointly used by all three companies. In connection with this project, the Company acted as the general contractor for Mr. Czeschin's company for purposes of constructing the 9.7-mile portion of the route located in the franchised service territory of Mr. Czeschin's company. In exchange for these and other ancillary services, the Company was reimbursed approximately $427,000, which represented 100% of the Company's engineering and direct construction costs.

        [Add 16b reporting violations, if any.]

        For further information see "- Compensation Committee
Interlocks and Insider Participation."


                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        KPMG Peat Marwick, independent certified public accountants for the Company for 1994, has been selected by the Board to serve again in that capacity for 1995. A representative of such firm is expected to attend the Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

                              OTHER MATTERS

Quorum and Voting of Proxies

        The presence, in person or by proxy, of two-thirds of the total voting power of the Voting Shares is necessary to constitute a quorum to organize the Meeting.

        If a quorum is present, directors will be elected by plurality vote and, as such, withholding authority to vote in the election of directors will not affect whether the proposed nominees named herein are elected. As indicated above, (i) the affirmative vote of the holders of two-thirds of the voting power present or represented at the Meeting will be required to approve the Amendment
Proposals, except for Amendment Proposal No. 3, which must receive the affirmative vote of the holders of a majority of the Company's total voting power and (ii) the affirmative vote of the holders of a majority of the voting power present or represented at the Meeting will be required to approve the proposal to adopt the Company's 1995 Incentive Compensation Plan (the "Incentive Plan Proposal"). For purposes of determining the amount of voting power present with respect to the votes to be taken with respect to the Incentive Plan Proposal and Amendment Proposals No. 1, 2 and
4, shares as to which the proxy holders have been instructed to abstain from voting will not be treated present and will therefor not affect the outcome of the vote. Abstaining with respect to Amendment Proposal No. 3 will have the same effect as a negative vote.

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers generally have the authority to vote in their discretion on matters when they have not received voting instructions from beneficial owners, subject to several specified exceptions. Brokers that do not receive such instructions will be entitled to vote in their discretion with respect to the Company's election of directors and each Amendment
Proposal, but will not be entitled to vote in their discretion with respect to the Incentive Plan Proposal. If, with respect to any particular matter, brokers do not have such discretionary voting power or elect not to exercise such discretionary power with respect to shares as to which no instructions are received, such shares will be treated as present for purposes of constituting a quorum but not present with respect to such matter and will not effect the outcome of any vote, except the vote with respect to Amendment Proposal
No. 3, in which instance such broker "non-votes" will have the same effect as a negative vote.

        Voting Shares represented by all properly executed proxies received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees and the proposals described herein.

        Management is unaware of any matter for action by shareholders at the Meeting other than the election of directors and the other proposals described herein. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the Meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Shareholder Nominations and Proposals

        As described above under the heading "Approval of Amendments to the Company's Articles of Incorporation -
Amendment Proposal No. 2 - Addition of New Article Relating to Shareholder Nominations and Proposals," the Board of Directors has recommended an amendment to the Articles that would require shareholders intending to nominate a person for election as a director or to bring other matters before a shareholders' meeting to provide advance written notice and follow certain other procedures. If this amendment is adopted by the shareholders, the advance written notice required thereunder in connection with the Company's 1996 annual shareholders' meeting must be received by the Company between January 12, 1996 and March 12, 1996. In order to be considered for inclusion in the Company's 1996 proxy materials pursuant to the proxy rules of the Securities and Exchange Commission, shareholder proposals must be received by the Company on or before January 12, 1996.


                                         By Order of the Board of Directors



                                                  Harvey P. Perry
                                                     Secretary

Dated:  March _____, 1995


                                                 Preliminary Copy Filed With
                                          the Commission on February 6, 1995


                                         PROXY
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          CENTURY TELEPHONE ENTERPRISES, INC.

    The undersigned hereby constitutes and appoints Clarke M. Williams or Glen F. Post, III, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to cast the number of votes attributable to all of the shares of common stock and voting preferred stock (collectively, the "Voting Shares") of Century Telephone Enterprises, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 11, 1995, and at any and all adjournments thereof (the "Meeting").

1.  To elect five Class I Directors.

    FOR [ ] all nominees listed            WITHHOLD AUTORITY [ ] to vote for
            below (except as                                     all nominees
            marked to the                                        listed below
            contrary below)

    INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

  William R. Boles, Jr.        W. Bruce Hanks         C. G. Melville, Jr.
                 Glen F. Post, III         Clarke M. Williams

2. Proposals described in the Proxy Statement for the Meeting to amend the Company's articles of incorporation to:

    (a) increase the number of authorized shares of common stock from 100 million to 175 million

              [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

    (b) require shareholders to provide advance notice to nominate directors or bring other matters before shareholders' meetings

              [ ] FOR               [ ] AGAINST              [ ] ABSTAIN



                               (Please See Reverse Side)







    (c) clarify, and in certain limited instances expand, the protections currently afforded under the Company's "fair price" article

              [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

    (d) effect the other changes described in the Proxy Statement for the Meeting.

              [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

3. Proposal to approve the Company's 1995 Incentive Compensation Program described in the Proxy Statement for the Meeting.

              [ ] FOR               [ ] AGAINST              [ ] ABSTAIN

4. In their discretion to vote upon such other business as may properly come before the Meeting.

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This Proxy will be voted as specified.
If no specific directions are given, all of the votes attributable to your voting shares will be voted for the nominees and the proposals.



_____________  _________________________
    DATE          NAME (PLEASE PRINT)


________________________________________     Please sign exactly as name
            SIGNATURE                        appears on the certificate or
                                             certificates representing shares
                                             to be voted by this proxy.  When
_________________________________________    signing as executor,
 ADDITIONAL SIGNATURE (IF JOINTLY HELD)      adminstrator, attorney, trustee
                                             or guardian, please give full
                                             title as such.  If a corporation,
                                             please sign in full corporate name
                                             by president or other authorized
                                             officer.  If a partnership, please
                                             sign in partnership name by
                                             authorized persons.